EXHIBIT 11


                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Computations of net earnings per share for the periods ended September 30, 1995 and 1994 are as follows:





                                                                         For the Three Months             For the Nine Months
                                                                          Ended September 30               Ended September 30
                                                                    ----------------------------------------------------------------

 Dollars in thousands except per share amounts                              1995             1994             1995             1994
 -----------------------------------------------------------------------------------------------------------------------------------

 Primary

Net earnings (loss) ...........................................        $  58,672        $  69,925        $ 210,753        $ (85,053)
Less:  preferred stock dividends ..............................            8,969            8,969           26,906           26,906
                                                                       -------------------------------------------------------------
Net earnings (loss) applicable to common stock ................        $  49,703        $  60,956        $ 183,847        $(111,959)

Average shares of common stock outstanding ....................          246,666          242,954          245,754          242,269

Dilutive common stock equivalent shares .......................              991            1,084              961            1,010
                                                                       -------------------------------------------------------------
                                                                         247,657          244,038          246,715          243,279

      Net earnings (loss) per common share ....................        $     .20        $     .25        $     .75        $    (.46)

Fully Diluted

Net earnings (loss) applicable to common stock ................        $  49,703        $  60,956        $ 183,847        $(111,959)
Add:  preferred stock dividends ...............................            8,969            8,969           26,906           26,906
                                                                       -------------------------------------------------------------
Net earnings (loss) ...........................................        $  58,672        $  69,925        $ 210,753        $ (85,053)

Average shares of common stock outstanding ....................          246,666          242,954          245,754          242,269

Dilutive common stock equivalent shares .......................            1,565            1,750            1,512            1,631

Conversion of preferred stock* ................................           16,667           16,667           16,667           16,667
                                                                       -------------------------------------------------------------
                                                                         264,898          261,371          263,933          260,567

      Net earnings (loss) per common share ....................        $     .22        $     .27        $     .80        $    (.33)



 * The effect of assumed conversion of preferred stock on earnings per common share is antidilutive.